Exhibit 10.1

CenterState Banks, Inc.

Supplemental Executive Retirement Agreement

This Supplemental Executive Retirement Agreement (this “Agreement”) is adopted this 13th day of July, 2010 by and between CenterState Banks, Inc., a Florida corporation (the “Corporation”), and John C. Corbett (the “Executive”).

The purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Corporation. This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time.

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1	“Accrual Balance” means the liability that should be accrued by the Corporation, under Generally Accepted Accounting Principles (“GAAP”), for the Corporation’s obligation to the Executive under this Agreement, by applying Accounting Principles Board Opinion Number 12 as amended by Statement of Financial Accounting Standards Number 106 and the Discount Rate. The unit credit method of amortization will be used to determine the Accrual Balance. This method shall be consistently applied.

1.2	“Base Salary” means the annual cash compensation relating to services performed during any calendar year, excluding distributions from nonqualified deferred compensation plans, bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, and other fees, and automobile and other allowances paid to the Executive for employment rendered (whether or not such allowances are included in the Executive’s gross income). Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Executive pursuant to all qualified or non-qualified plans of the Corporation and shall be calculated to include amounts not otherwise included in the Executive’s gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by the Corporation; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Executive.

1.3	“Beneficiary” means each designated person or entity, or the estate of the deceased Executive, entitled to any benefits upon the death of the Executive pursuant to Article 4.

1.4	“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.5	“Board” means the Board of Directors of the Corporation as from time to time constituted.

1.6	“Change in Control” means a change in the ownership or effective control of the Corporation, or in the ownership of a substantial portion of the assets of the Corporation, as such change is defined in Code Section 409A and regulations thereunder.

1.7	“Code” means the Internal Revenue Code of 1986, as amended, and all regulations and guidance thereunder, including such regulations and guidance as may be promulgated after the Effective Date.

1.8	“Corporation” means CenterState Banks, Inc., a Florida corporation.

1.9	“Disability” means disability as defined in Code Section 409A and regulations thereunder.

1.10	“Discount Rate” means the rate used by the Plan Administrator for determining the Accrual Balance. The initial Discount Rate is six percent (6%). However, the Discount Rate may be adjusted to maintain the rate within reasonable standards according to GAAP and/or applicable bank regulatory guidance.

1.11	“Early Involuntary Termination” means a Separation from Service (other than a Termination for Cause) due to the independent exercise of the unilateral authority of the Corporation to terminate the Executive’s employment, other than due to the Executive’s implicit or explicit request, where the Executive was willing and able to continue performing services.

1.12	“Early Retirement” means Separation from Service after Early Retirement Age and before Normal Retirement Age.

1.13	“Early Retirement Age” means the Executive’s age fifty-five (55) and fifteen (15) years of service.

1.14	“Early Voluntary Termination” means Separation from Service except when such Separation from Service occurs following a Change in Control or due to death, Early Involuntary Termination or Termination for Cause.

1.15	“Effective Date” means July 1, 2010.

1.16	“Employment Agreement” means the July 13, 2010 Employment Agreement by and between the Corporation and the Executive.

1.17	“Final Pay” means the Executive’s highest annualized Base Salary for the five (5) years prior to Separation from Service or Change in Control, including the year such Separation from Service or Change in Control occurs.

1.18	“Normal Retirement Age” means the Executive’s age sixty-five (65).

1.19	“Plan Administrator” means the Board or such committee or person as the Board shall appoint.

1.20	“Plan Year” means each twelve (12) month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date of this Agreement and end on the following December 31.

1.21	“Projected Benefit” means thirty five percent (35%) of Projected Final Pay.

1.22	“Projected Final Pay” means Final Pay increased by six and one quarter percent (6.25%) annually from Change in Control until Normal Retirement Age.

1.23	“Separation from Service” means separation from service as defined in Code Section 409A and regulations thereunder.

1.24	“Specified Employee” shall have the meaning given in Code Section 409A and regulations thereunder.

1.25	“Termination for Cause” means Separation from Service for:

(a)	gross negligence or gross neglect of duties to the Corporation,

(b)	conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive’s employment with the Corporation, or

(c)	fraud, disloyalty, dishonesty, or willful violation of any law or significant Corporation policy committed in connection with the Executive’s employment and resulting in a material adverse effect on the Corporation.

1.26	“Years of Service” means the twelve (12) consecutive month period beginning on the Executive’s date of hire and any twelve (12) month anniversary thereof during the entirety of which time the Executive is an employee of the Corporation. Service with a subsidiary or other entity controlled by the Corporation before the time such entity became a subsidiary or under such control shall not be considered “credited service.”

Article 2

Distributions During Lifetime

2.1	Normal Retirement Benefit. Upon Separation from Service after attaining Normal Retirement Age, the Corporation shall distribute to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

2.1.1	Amount of Benefit. The annual benefit under this Section 2.1 is Thirty Five Percent (35%) of Final Pay.

2.1.2	Distribution of Benefit. The Corporation shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following Separation from Service. The annual benefit shall be distributed to the Executive for the greater of (i) eighteen (18) years or (ii) the life of the Executive.

2.1.3	Increase of Annual Benefit. At the beginning of each Plan Year during the distribution period the annual benefit amount described in Section 2.1.1 shall be increased by three and one-quarter percent (3.25%) over the prior Plan Year payment.

2.2	Early Retirement Benefit. Upon Early Retirement, the Corporation shall distribute to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Article.

2.2.1	Amount of Benefit. The annual benefit under this Section 2.2 shall be based on the Accrual Balance as of the end of the month prior to Separation from Service and shall be payable in accordance with Section 2.2.2.

2.2.2	Distribution of Benefit. The Corporation shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following the Separation from Service. The annual benefit shall be distributed to the Executive for the greater of (i) eighteen (18) years or (ii) the life of the Executive. Interest shall be credited on the Accrual Balance during the installment period at a rate equal to the Discount Rate in effect at the time of Separation from Service.

2.3	Early Voluntary Termination Benefit. If Early Voluntary Termination occurs, the Corporation shall distribute to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

2.3.1	Amount of Benefit. The benefit under this Section 2.3 is the Accrual Balance determined as of the end of the month preceding Separation from Service subject to the Vesting Percentage as set forth below. The Corporation reserves the right to accelerate vesting at any time prior to Separation from Service.

Separation from Service Occurs	Vesting Percentage
Prior to 12/30/2014	0%
12/31/2014 to 12/30/2015	50%
12/31/2015 to 12/30/2016	60%
12/31/2016 to 12/30/2017	70%
12/31/2017 to 12/30/2018	80%
12/31/2018 to 12/30/2019	90%
After 12/31/2019	100%

2.3.2	Distribution of Benefit. The Corporation shall distribute the benefit to the Executive in a lump sum within sixty (60) days following Separation from Service.

2.4	Early Involuntary Termination Benefit. If Early Involuntary Termination occurs, the Corporation shall distribute to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Article.

2.4.1	Amount of Benefit. The benefit under this Section 2.3 is one hundred percent (100%) of the Accrual Balance determined as of the end of the month preceding Separation from Service plus the projected accruals for the next sixty (60) months following Separation from Service for the first five (5) Plan Years. Beginning with the sixth (6) Plan Year the benefit amount will equal the projected Accrual Balance as of the end of the tenth (10) Plan Year. During the eleventh (11) Plan Year and on the benefit amount will equal the Accrual Balance as of end of the month preceding Separation from Service.

2.4.2	Distribution of Benefit. The Corporation shall distribute the benefit to the Executive in a lump sum within sixty (60) days following Separation from Service.

2.5	Disability Benefit. If the Executive experiences a Disability prior to Normal Retirement Age, the Corporation shall distribute to the Executive the benefit described in this Section 2.5 in lieu of any other benefit under this Article.

2.5.1	Amount of Benefit. The benefit under this Section 2.5 is one hundred percent (100%) of the Accrual Balance determined as of the end of the month preceding such Disability.

2.5.2	Distribution of Benefit. The Corporation shall distribute the benefit to the Executive in a lump sum within sixty (60) days following Disability.

2.6	Change in Control Benefit. If a Change in Control occurs prior to Normal Retirement Age, the Corporation shall distribute to the Executive the benefit described in this Section 2.6 in lieu of any other benefit under this Article.

2.6.1	Amount of Benefit. The amount of the benefit under this Section 2.6 shall be the present value determined as of the date of the Change in Control, using a 6.0% discount rate, of the present value, also using a 6.0% discount rate, of the eighteen (18) year stream of payments of the Projected Benefit at Normal Retirement Age.

2.6.2	Distribution of Benefit. The Corporation shall distribute the benefit to the Executive in a lump sum on the date the Change in Control occurs.

2.7

Restriction on Commencement of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee, the provisions of this Section 2.7 shall govern all distributions hereunder. If benefit distributions which would otherwise be made to the Executive due to Separation from Service are limited because the Executive is a Specified Employee, then such distributions shall not be made during the first six (6) months following Separation from Service. Rather, any distribution which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following Separation from Service. All subsequent distributions shall be paid in the manner specified.

2.8	Annual Benefit Statement. Within 120 days after the end of each Plan Year the Plan Administrator shall provide or cause to be provided to the Executive an annual benefit statement showing benefits payable or potentially payable to the Executive under this Agreement. Each annual benefit statement shall supersede the previous year’s annual benefit statement. If there is a contradiction between this Agreement and the annual benefit statement concerning the amount of a particular benefit payable or potentially payable to the Executive under sections 2.2, 2.3, or 2.4 hereof, the amount of the benefit determined under the Agreement shall control.

Article 3

Distribution at Death

3.1	Death During Active Service. If the Executive dies prior to Separation from Service, the Corporation shall distribute to the Beneficiary the benefit described in this Section 3.1. This benefit shall be distributed in lieu of any benefit under Article 2.

3.1.1	Amount of Benefit. The benefit under this Section 3.1 is one hundred percent (100%) of the Accrual Balance.

3.1.2	Distribution of Benefit. The Corporation shall distribute the benefit to the Beneficiary in a lump sum on the first day of the fourth month following the Executive’s death. The Beneficiary shall be required to provide to the Corporation the Executive’s death certificate.

3.2	Death During Distribution of a Benefit. If the Executive dies after any benefit distributions have commenced under Sections 2.1 or 2.2 of this Agreement but before receiving all such distributions, the Corporation shall distribute to the Beneficiary the remaining Accrual Balance. The payment shall be made in a lump sum on the first day of the fourth month following the Executive’s death. The Beneficiary shall be required to provide to the Corporation the Executive’s death certificate.

Article 4

Beneficiaries

4.1	In General. The Executive shall have the right, at any time, to designate a Beneficiary to receive any benefit distributions under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designated under any other plan of the Corporation in which the Executive participates.

4.2

Designation. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. If the Executive names someone other than the Executive’s spouse as a Beneficiary, the Plan Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Plan Administrator, executed by the Executive’s spouse and returned to the Plan Administrator. The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all

Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive’s death.

4.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

4.4	No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, any benefit shall be paid to the Executive’s estate.

4.5	Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Beneficiary, as the case may be, and shall completely discharge any liability under this Agreement for such distribution amount.

Article 5

General Limitations

5.1	Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Corporation shall not distribute any benefit under this Agreement if the Executive’s employment with the Corporation is terminated by the Corporation or an applicable regulator due to a Termination for Cause.

5.2	Removal. Notwithstanding any provision of this Agreement to the contrary, the Corporation shall not distribute any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

5.3	Regulatory Restrictions. Notwithstanding anything herein to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, shall be subject upon compliance with 12 U.S.C. 1828 and FDIC Regulation 12 CFR Part 359, Golden Parachute Indemnification Payments and any other regulations or guidance promulgated thereunder.

5.4	Forfeiture Provision. The Executive shall forfeit any non-distributed benefits under this Agreement if within twelve (12) months following a Separation from Service, the Executive:

(1)	solicits or attempts to solicit any Customer (as defined below) to accept or purchase Financial Products or Services (as defined below) of the same nature, kind, or variety as provided to the Customer by the Corporation or a bank subsidiary of the Corporation during the two years immediately before the Executive’s Separation from Service,

(2)	influences or attempts to influence any Customer, joint venturer, or other business partner of the Corporation or a bank subsidiary of the Corporation to alter that person or entity’s business relationship with the Corporation or a bank subsidiary of the Corporation in any respect, or

(3)	accepts the Financial Products or Services business of any Customer or provides Financial Products or Services to any Customer on behalf of anyone other than the Corporation or a bank subsidiary of the Corporation.

(4)	engages, undertakes, or participates in Polk County, Florida in the business of providing, selling, marketing, or distributing Financial Products or Services of a similar nature, kind, or variety (x) as offered by the Corporation or a bank subsidiary of the Corporation to Customers during the two years immediately before the Executive’s Separation from Service with the Corporation, or (y) as offered by the Corporation or a bank subsidiary of the Corporation to any of its Customers during the Restricted Period. Subject to the above provisions and conditions of this subparagraph (4), the Executive promises that during the twelve (12) months following a Separation from Service the Executive shall not become employed by or serve as a director, partner, consultant, agent, or owner of 5% or more of the outstanding stock of or contractor to any entity providing these prohibited Financial Products or Services that is located in or conducts business in Polk County, Florida.

(5)	solicits or attempts to solicit or encourages or induces in any way any employee, joint venturer, or business partner of the Corporation or a bank subsidiary of the Corporation to terminate an employment or contractual relationship with the Corporation or a bank subsidiary of the Corporation. The Executive agrees that the Executive shall not hire any person employed by the Corporation or a bank subsidiary of the Corporation during the two-year period before the Executive’s Separation from Service with the Corporation or any person employed by the Corporation or a bank subsidiary of the Corporation in the twelve (12) months following a Separation from Service.

(6)	causes statements to be made (whether written or oral) that reflect negatively on the business reputation of the Corporation or a bank subsidiary of the Corporation.

For purposes of this Section 5.4 the term “Customer” means any individual, joint venturer, entity of any sort, or other business partner of the Corporation or a bank subsidiary of the Corporation, with, for or to whom the Corporation or a bank subsidiary of the Corporation has provided Financial Products or Services during the last two years of the Executive’s employment with the Corporation; or any individual, joint venturer, entity of any sort, or business partner whom the Corporation or a bank subsidiary of the Corporation has identified as a prospective customer of Financial Products or Services within the last two years of the Executive’s employment with the Corporation. For purposes of this Section 5.4 the term “Financial Products or Services” means any product or service that a financial institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under section 4(k) of the Bank Holding Company Act of 1956 and that is offered by the Corporation, or a bank subsidiary of the Corporation, or an affiliate on the date of the Executive’s Separation from Service, including but not limited to banking activities and activities that are closely related and a proper incident to banking, or other products or services of the type of which the Executive was involved during the Executive’s employment with the Corporation.

5.5	Change in Control. Section 5.4 shall be void if a Change in Control occurs before the Executive’s Separation from Service.

Article 6

Administration of Agreement

6.1	Plan Administrator Duties. The Plan Administrator shall administer this Agreement according to its express terms and shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with this Agreement to the extent the exercise of such discretion and authority does not conflict with Code Section 409A.

6.2	Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as the Plan Administrator sees fit, including acting through a duly appointed representative, and may from time to time consult with counsel who may be counsel to the Corporation.

6.3	Binding Effect of Decisions. Any decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation or application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.

6.4	Indemnity of Plan Administrator. The Corporation shall indemnify and hold harmless the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator.

6.5	Corporation Information. To enable the Plan Administrator to perform its functions, the Corporation shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the Executive’s death, Disability or Separation from Service, and such other pertinent information as the Plan Administrator may reasonably require.

6.6	Annual Statement. The Plan Administrator shall provide to the Executive, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the benefits to be distributed under this Agreement.

Article 7

Claims and Review Procedures

7.1	Claims Procedure. An Executive or Beneficiary (“claimant”) who has not received benefits under this Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

7.1.1	Initiation – Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

7.1.2	Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90) day period, which an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.1.3	Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of this Agreement on which the denial is based;

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)	An explanation of this Agreement’s review procedures and the time limits applicable to such procedures; and

(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

7.2	Review Procedure. If the Plan Administrator denies part or the entire claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial as follows:

7.2.1	Initiation – Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

7.2.2	Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

7.2.3	Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.2.4	Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60) day period, which an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.2.5	Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of this Agreement on which the denial is based;

(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 8

Amendments and Termination

This Agreement may be amended solely by a written agreement signed by the Corporation and by the Executive.

This Agreement may be terminated by the Corporation if (a) the Corporation’s consolidated Tier 1 leverage ratio is less than 5% for any two consecutive quarters or (b) if termination is required by a supervising Federal banking regulatory agency. The benefit shall be one hundred percent (100%) of the Accrual Balance determined as of the end of the month prior to such termination. The termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3. If terminated pursuant to this Article 8, this Agreement will be automatically reinstated at the first quarter end the Corporation’s consolidated Tier 1 leverage ratio is 5% or greater, provided there is no objection by a supervising Federal banking regulatory agency.

Article 9

Miscellaneous

9.1	Binding Effect. This Agreement shall bind the Executive and the Corporation and their beneficiaries, survivors, executors, administrators and transferees.

9.2	No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain as an employee of the Corporation nor interfere with the Corporation’s right to discharge the Executive. It does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

9.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4	Tax Withholding and Reporting. The Corporation shall withhold any taxes that are required to be withheld, including but not limited to taxes owed under Code Section 409A from the benefits provided under this Agreement. The Executive acknowledges that the Corporation’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authorities. The Corporation shall satisfy all applicable reporting requirements, including those under Code Section 409A.

9.5	Applicable Law. This Agreement and all rights hereunder shall be governed by the laws of the State of Florida, except to the extent preempted by the laws of the United States of America.

9.6	Unfunded Arrangement. The Executive and the Beneficiary are general unsecured creditors of the Corporation for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Corporation to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors. Any insurance on the Executive’s life or other informal funding asset is a general asset of the Corporation to which the Executive and Beneficiary have no preferred or secured claim.

9.7	Reorganization. The Corporation shall not merge or consolidate into or with another Corporation, or reorganize, or sell substantially all of its assets to another Corporation, firm or person unless such succeeding or continuing Corporation, firm or person agrees to assume and discharge the obligations of the Corporation under this Agreement. Upon the occurrence of such an event, the term “Corporation” as used in this Agreement shall be deemed to refer to the successor or survivor entity.

9.8	Entire Agreement. This Agreement constitutes the entire agreement between the Corporation and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.9	Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10	Alternative Action. In the event it shall become impossible for the Corporation or the Plan Administrator to perform any act required by this Agreement due to regulatory or other constraints, the Corporation or Plan Administrator may perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Corporation, provided that such alternative act does not violate Code Section 409A.

9.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any provision herein.

9.12	Validity. If any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal or invalid provision had never been included herein.

9.13	Notice. Any notice or filing required or permitted to be given to the Corporation or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the address below:

CenterState Banks, Inc.
42745 U.S. Highway 27
Davenport, Florida 33837

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered or sent by mail to the last known address of the Executive.

9.14	Compliance with Section 409A. This Agreement shall be interpreted and administered consistent with Code Section 409A.

9.15

Payment of Legal Fees. The Corporation is aware that after a Change in Control management of the Corporation could cause or attempt to cause the Corporation to refuse to comply with its obligations under this Agreement, or could institute or cause or attempt to cause the Corporation to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny Executive the benefits intended under this Agreement. In these circumstances the purpose of this Agreement would be frustrated. The Corporation desires that the Executive not be required to incur the expenses associated with the enforcement of rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder. The Corporation desires that the Executive not be forced to negotiate settlement of rights under this Agreement under threat of incurring expenses. Accordingly, if after a Change in Control occurs it appears to the Executive that (x) the Corporation has failed to comply with any of its obligations under this Agreement, or (y) the Corporation or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from the Executive the benefits intended to be provided to the Executive hereunder, the Corporation irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at the Corporation’s expense as provided in this section 9.15, to represent the Executive in the initiation or defense of any litigation or other legal action, whether by or against the Corporation or any director, officer, stockholder, or other person affiliated with the Corporation, in any jurisdiction. Despite any existing or previous attorney-client relationship between the Corporation and any counsel chosen by the Executive under this section 9.15, the Corporation irrevocably consents to the Executive entering into an attorney-client relationship with that counsel, and the Corporation and the Executive agree that a confidential relationship shall exist between the Executive and that counsel. The fees and expenses of counsel selected from time to time by the Executive as provided in this section shall be paid or reimbursed to the Executive by the Corporation on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by counsel in accordance with counsel’s customary practices, up to a maximum aggregate amount of $500,000, whether suit be brought or not, and whether or not incurred in trial, bankruptcy, or appellate proceedings. The Corporation’s obligation to pay the

Executive’s legal fees provided by this section 9.15 operates separately from and in addition to any legal fee reimbursement obligation the Corporation may have with the Executive under any separate employment, severance, or other agreement between the Executive and the Corporation. Despite any contrary provision within this Agreement however, the Corporation shall not be required to pay or reimburse the Executive’s legal expenses if doing so would violate section 18(k) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)] and Rule 359.3 of the Federal Deposit Insurance Corporation [12 CFR 359.3].

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Corporation have signed this Agreement.

EXECUTIVE	CORPORATION
CenterState Banks, Inc.

/s/ John C. Corbett	By:	/s/ Ernest S. Pinner
John C. Corbett		Ernest S. Pinner
Chief Executive Officer and Chairman of the Board of Directors